EXHIBIT 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
          This Severance Agreement and Release of Claims (“Agreement”) is made and entered into on June 16, 2009 by and between Edward A. White (“Director”) and White Electronic Designs Corporation and all of its affiliated companies and divisions (collectively referred to as “Company”) and is intended by the parties hereto to settle and dispose of all claims and liabilities that exist between Director and Company as indicated herein.
RECITALS
          A. Director is a member of the Board of Directors (“Board”) of the Company and has served as Chairman of the Board since August 2008.
          B. As of the date hereof, Director has tendered his resignation which will be effective as of June 16, 2009 (the “Resignation Date”). Director will, as the date hereof, resign from his position as a member of the Board and any other positions he holds on the Board or offices he holds with the Company and with each of Company’s subsidiaries and affiliated entities on that date.
          C. By entering into this Agreement, the parties mutually and voluntarily agree to be legally bound by the terms set forth below.
COVENANTS
          NOW, THEREFORE, for valuable consideration, the parties agree as follows:
I.
          A. The Company agrees to pay Director the cash sum of one hundred seventy five thousand four hundred dollars ($175,400), less all lawfully required withholdings, which represents a repurchase of Director’s options (pursuant to Article I, Section B.1) directly below, certain remaining Board retainer fees for Director and other transition expenses. Payment shall be made immediately following the expiration of the seven (7) day revocation period set forth in Section VII, assuming that Director has not revoked his signature during that seven (7) day period. The Company will also pay Director all appropriate expense reimbursement requests timely and properly submitted, with supporting documentation as required by the Company, by Director prior to December 31, 2009 and in compliance with Company policy. The parties agree that any reimbursements submitted by Director after December 31, 2009 shall not be paid by the Company. Director shall promptly pay any personal expenses that he incurred, directly or indirectly, with respect to which the Company could be liable.
          B. The Company and Director agree to the following concerning outstanding grants of stock options and restricted stock units (“RSUs”) to Director:
1.	Director has elected to have the Company make a cash payment to Director representing the Black Scholes value of all his existing stock options with the Company which, for purposes of this Agreement, has been valued at one hundred and one thousand four hundred dollars ($101,400) and is reflected in the payment contemplated in Article I, Section A directly above. Director agrees that, as of the date hereof and in consideration for this payment, he has forfeited any and all current or future rights to any stock options relating to the Company’s securities.

2.	Director agrees and represents that he has 15,000 unvested RSUs relating to the Company’s common stock pursuant to three separate grants. Such 15,000 unvested RSUs shall automatically accelerate and be fully vested on the date hereof, assuming that Director does not revoke his signature during the seven (7) day period (under which case the vesting of these 15,000 RSUs shall operate pursuant to the applicable RSU agreement and Company equity plan).

3.	Director agrees that any other unvested right to receive Company securities shall terminate on the date hereof.
          C. Director acknowledges that upon receipt of the above, he is not owed any further money or any further equity compensation by the Company. Director also agrees to cooperate to the extent required by the Company with respect to timing of payments hereunder for purposes of complying with Section 409A of the Internal Revenue Code.
          D. Director hereby resigns his position as of member of the Board, and any other positions he holds with the Company and with each of Company’s subsidiaries and affiliated entities and the Company hereby accepts the resignation(s). At the request of Company, Director agrees to execute any documents reasonably requested to effectuate or to facilitate his resignation(s). Director agrees he did not resign as a result of a disagreement of the type referred to in Item 5.02(a)(1) of Form 8-K.
II.
          In consideration of the covenants set forth in Paragraph I above and the covenants herein:
          A. Director, on behalf of himself, his marital community if any, and his heirs or assigns, expressly releases Company and its subsidiaries, affiliated companies, directors, officers, all of their agents, employees, and attorneys; and all their predecessors and successors (collectively the “Released Entities”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH DIRECTOR HAS, HAD, OR MAY HAVE HAD

AGAINST COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT AND EXISTING FROM THE BEGINNING OF TIME TO THE DATE OF THE EXECUTION OF THIS AGREEMENT AND BEYOND AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO DIRECTOR’S SERVICE WITH THE COMPANY AND HIS RESIGNATION.
          By signing this Agreement, Director agrees that he is not an “employee” of the Company under any corporate, federal or state concepts (whether statutory or otherwise) and also agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, his service to the Company and resignation from the Board including, BUT NOT LIMITED TO, any claim or other proceeding arising under (without assuming the applicability of such statute or law to the Board or other service of Director):
•	The Civil Rights Act of 1866 (“Section 1981”);

•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991;

•	The Americans with Disabilities Act (“ADA”) and its subsequent amendments;

•	The Age Discrimination in Employment Act (“ADEA”);

•	The Labor Management Relations Act (“LMRA”);

•	The National Labor Relations Act (“NLRA”);

•	The Fair Labor Standards Act (“FLSA”);

•	The Family and Medical Leave Act of 1993 (“FMLA”) and its subsequent amendments;

•	The Arizona Civil Rights Act;

•	The Arizona Employment Protection Act;

•	The Older Workers Benefit Protection Act;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”); and/or

•	Any common law or statutory cause of action arising out of Director’s employment or termination of employment with the Company.
          This Agreement may be used by the Company to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim under federal, state, local or other law relating to the obligations under this Agreement. Furthermore, Director specifically agrees that he will not be entitled to any further payment of any kind from the Company or its Board. Notwithstanding any provision hereof to the contrary, however, Director does not release his rights to indemnification under provisions of the Company’s articles of incorporation, bylaws or applicable law.
          Director represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Director also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement.

With respect to the foregoing release, Director hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement).
          B. Director shall deliver to Company any Company property, including any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to Company’s business or affairs, which are in Director’s possession or control, or of which Director is aware.
          C. After the date hereof, Director hereby agrees to continue to comply with the fiduciary duties applicable to all members of the Board with respect to matters under his purview while a member of the Board and to comply with the “prohibition on securities trading using inside information” and the “treatment of confidential information” as contained in the Company’s Code of Ethics and Business Conduct. In addition, Director hereby agrees to comply with other provisions of the company’s policies, including the Code of Ethics and Business Conduct, to the extent such provisions remain relevant to Director after the date hereof, particularly with respect to his knowledge of the Company’s operations and proprietary information. In this regard, the Director agrees to comply with the Company’s Insider Trading Policy from the Resignation Date until such time that he reasonably determines that he no longer is in possession of non-material public information of the Company (unless otherwise specifically provided by the Company’s Insider Trading Policy).
          D. Director acknowledges that in the course of his service with the Company, he has been allowed to become acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ business. Director understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Director is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Director shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (ii) such Confidential Information becomes generally known to and available for use in the Company’s industry, other than as a result of any action or inaction by Director, directly or indirectly; or (iii) such information has been published in a form generally available to the public prior to the date Director proposes to disclose or use such information. Director agrees this covenant shall survive this Agreement and continue to be binding upon Director after the expiration or termination of this

Agreement. Director further agrees that he will not use such Confidential Information in competing, directly or indirectly, with the Company or provide such Confidential Information to other party or entity for the purpose of competing with the Company. Consistent with Section II.B above, as of the date hereof, Director will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his service with the Company.
          E. Director agrees, for a period of two years after the Resignation Date, he will not employ or directly or indirectly solicit, or cause the solicitation of, any employees of the Company who are in the employ of the Company on the Resignation Date for employment by others or himself.
III.
          The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provision. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Director agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.
IV.
          Director agrees, for a period of two years after the Resignation Date, that he will not seek nor accept employment or Board service in the future with the Company or any of its subsidiaries, affiliates, successors, or divisions.
V.
          By his signature below, Director affirms that he has been given at least 21 days during which to consider this Agreement. Director has been advised to seek legal counsel and his legal counsel has been provided the opportunity to review and comment on this Agreement prior to signing this Agreement.
VI.
          The Company and Director mutually agree not to disparage the other, either directly or indirectly. However, nothing in this Section precludes either party from testifying or participating in any legal proceeding in which the party is required by law to provide information about the other party.
VII.
          Director may revoke this Agreement at any time within seven (7) days following his execution of this Agreement. Such revocation must be provided in writing and received during the seven (7) day revocation period. To be effective, the revocation must be received by the following individual:

Roger A. Derse
Chief Financial Officer and Interim Office of the President
White Electronic Designs Corporation
3601 East University Drive, Suite 475
Phoenix, AZ 85034
          This Agreement shall not become effective or enforceable until the foregoing revocation period has expired.
VIII.
          Other than as specifically and explicitly set forth herein, this Agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties except as noted herein, and contains the entire agreement between them on the matters herein contained. This Agreement may not be changed orally, but only by a written agreement signed by Director and Company.
IX.
          The laws of the State of Arizona will govern and apply to this Agreement.
X.
     Except as to claims, rights or demands that arise from Director’s obligations to Company under this Agreement, the Company, on behalf of itself and its subsidiaries, affiliated companies, and all their predecessors and successors hereby release Director and his heirs or assigns, (collectively the “Released Parties”) from ANY AND ALL KNOWN RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER WHICH THE COMPANY HAS OR HAD AGAINST THE RELEASED PARTIES OR ANY OR ALL OF THE RELEASED PARTIES IN CONNECTION WITH DIRECTOR’S SERVICE ON THE BOARD, EXCEPT FOR ACTS OF INTENTIONAL MISCONDUCT OR FRAUD.
          Other than with respect to his obligations under this Agreement, this Agreement may be used by Director to bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local or other law.

 The parties execute this Agreement as of the date first written above.

DIRECTOR
/s/ Edward A. White
Edward A. White

WHITE ELECTRONIC DESIGNS CORPORATION
/s/ Roger A. Derse
By: Roger A. Derse
Title:	Chief Financial Officer and Interim Office of the President

[SIGNATURE PAGE OF
SETTLEMENT AGREEMENT]